UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 26, 2019

ALPINE IMMUNE SCIENCES, INC.
(Exact name of registrant as specified in its Charter)

Delaware	001-37449	20-8969493
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Elliott Avenue West, Suite 230 Seattle, WA 98119
(Address of principal executive offices)
Registrant’s telephone number including area code: (206) 788-4545
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b) )

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c) )
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 26, 2019, the board of directors of Alpine Immune Sciences, Inc. (the “Company”) adopted the Executive Incentive Compensation Plan (the “Incentive Compensation Plan”). The Incentive Compensation Plan allows the Company to grant incentive awards, generally payable in cash, to employees selected by the administrator of the Incentive Compensation Plan, including the Company’s named executive officers, based upon performance goals established by the administrator.
Under the Incentive Compensation Plan, the administrator determines the performance goals applicable to any award, which goals may include, without limitation, goals related to research and development, regulatory milestones or regulatory-related goals, gross margin, financial milestones, new product or business development, operating margin, product release timelines or other product release milestones, publications, cash flow, procurement, savings, internal structure, leadership development, project, function or portfolio-specific milestones, license or research collaboration agreements, capital raising, patentability and individual objectives such as peer reviews or other subjective or objective criteria. The performance goals may differ from participant to participant and from award to award.
A committee appointed by the board of directors (which, until the board of directors determines otherwise, will be the compensation committee) administers the Incentive Compensation Plan. The administrator of the Incentive Compensation Plan may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in the discretion of the administrator. The administrator may determine the amount of any increase, reduction or elimination on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.
Actual awards generally will be paid in cash (or its equivalent) only after they are earned, and, unless otherwise determined by the administrator, to earn an actual award a participant must be employed by us through the date the actual award is paid. Payment of awards occurs as soon as practicable after they are earned, but no later than the dates set forth in the Incentive Compensation Plan.
The board of directors and the administrator have the authority to amend, suspend or terminate the Incentive Compensation Plan, provided such action does not impair the existing rights of any participant with respect to any earned awards.
The above description of the material terms of the Incentive Compensation Plan does not purport to be complete and is qualified in its entirety by reference to the Incentive Compensation Plan attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01	Other Events.
Effective March 26, 2019, the board of directors, acting upon the recommendation of its nominating and corporate governance committee, approved certain changes to the composition of the committees of the board of directors. Specifically, Xiangmin Cui was appointed to the nominating and corporate governance committee replacing Paul Sekhri. Following these appointments, the membership on the three standing committees of the board of directors is as follows:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Robert Conway (chair)	James Topper (chair)	Peter Thompson (chair)
Christopher Peetz	Paul Sekhri	Robert Conway
Paul Sekhri	Peter Thompson	Xiangmin Cui
On March 26, 2019, the board of directors, acting upon the recommendation of its compensation committee, also approved amendments to the Company’s non-employee director compensation guidelines. The amendments increased the annual retainer for board membership from $35,000 to $40,000 and increased the size of the stock option grant upon a director’s initial appointment to the board of directors from 7,650 to 15,000 shares.
The foregoing description of the amended non-employee director compensation guidelines is a summary of the material changes and does not purport to be complete and is qualified in its entirety by reference to the amended non-employee director compensation guidelines, a copy of which is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Alpine Immune Sciences, Inc. Executive Incentive Compensation Plan
10.2	Alpine Immune Sciences, Inc. Non-Employee Director Compensation Guidelines

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2019	ALPINE IMMUNE SCIENCES, INC.

	By:	/s/ Paul Rickey
	Name:	Paul Rickey
	Title:	Senior Vice President and Chief Financial Officer